Tompkins Financial Corporation 11-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee
Tompkins Financial Corporation
  Employee Stock Ownership Plan

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-0146) pertaining to the Tompkins Financial Corporation Employee Stock Ownership Plan of our report dated June 27, 2013 with respect to the financial statements and supplemental schedules of the Tompkins Financial Corporation Employee Stock Ownership Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2012.

Elmira, New York
June 27, 2013